EXHIBIT 5.1

December 22, 2022

Navidea Biopharmaceuticals, Inc.

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

Re: Registration Statement on Form S-8; 6,000,000 shares of common stock of Navidea Biopharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 as amended (the “Act”), covering the offering of 6,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, that may be issued under the Company’s 2014 Stock Incentive Plan (as amended and restated, the “Plan”).

Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ MASLON LLP